Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Natural Gas Services Group, Inc.
Midland, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-212411, 333-196578, 333- 160068, 333-160063, 333-147311, and 333-110954) of Natural Gas Services Group, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements of Natural Gas Services Group, Inc. which report expresses an unqualified opinion, appearing in this Annual Reort (Form 10-K) for the year ended December 31, 2020.

/s/ Moss Adams LLP

Dallas, Texas
March 31, 2021